                                                                   Exhibit 10.48

                                                                [LOGO OF INDEX]

                                                                   INDEX FX LTD.
12th October 1995
                                                               37 Lombard Street
                                                                 London EC3V 9BQ
                                                        TELEPHONE: 0171 929 4029
                                                          DEALERS: 0171 929 4030
Mr. Barrie J. Swift                                     Facsimile: 0171 929 4031
27 East Priors Court                                        Reuters Dealing INFX
Northampton
NN3 8LB


Dear Barrie

Further to our meeting of earlier this morning, we are pleased to offer to you the position discussed. I have described below the terms of such employment. If you would like to accept this position, please sign and return the attached copy of this letter.

The following particulars are given to you pursuant to Part 1 of the Employment Protection (Consolidation) Act 1978 (as amended by subsequent legislation).

1. THE PARTIES ARE AS FOLLOWS:
Your employer ("The Employer") is:
Index FX Ltd.
37 Lombard Street
London EC3V 9BQ.

Name and address of employee ("The Employee") is:
Mr. Barrie J. Swift
27 East Priors Court
Northampton
NN3 8LB

2. DESCRIPTION OF EMPLOYMENT:
Your job title is Chief Operations Officer.

3. PLACE OF EMPLOYMENT.
The place of your employment is 37 Lombard Street, London EC3V 9BQ.

4. COMMENCEMENT OF EMPLOYMENT:

(a) The date of commencement of employment will be 13th November 1995.

(b) No employment with a previous employer counts as part of your period of continuous employment.

5. THE FOLLOWING ARE THE PARTICULARS OF YOUR EMPLOYMENT AS AT THE DATE OF THIS
LETTER:

(a) Remuneration.

(i) The rate of your remuneration is (Pounds)70,000 per annum paid monthly in arrears.

(ii) Your remuneration will be reviewed in January of each year.

(iii) An end of year bonus may be paid entirely at the Employer's discretion.

(b) Hours.

Your normal working hours are from 7.30am to 5.00pm, Mondays to Fridays inclusive, with a break of 1 hour each day for lunch but you may be required to work outside these hours and days when the needs of the business so dictate.

                     Chicago . New York . London . Zurich
     Index FX Ltd. Registered Office: 37 Lombard Street, London EC3V 9BQ.
                      Registered in England No.: 2876284

(c) Holidays.

(i) You are entitled to bank and other public holidays, plus twenty (20) working days holiday with pay in each year (until you have completed 3 years of service when you will become entitled to 25 working days in each year).

(ii) The qualification year for holiday purposes is from 1st January to 31st December inclusive and all holidays must be taken within this period and at a time convenient to the Employer.

(d) Sickness and Injury.

(i) If you are absent from work due to sickness or injury you must inform Pat Card or Charles Romilly as soon as possible during the first working day.

(ii) For periods of sickness or injury between 4 and 6 days the Employee must produce a self-certification certificate and a doctor's certificate covering longer periods of absence from work. The Employer reserves the right to request that the Employee presents doctors certificates for periods of less than 6 days absence. Any expenses incurred by the Employee in compliance with such request will be reimbursed by the Employer.

(iii) The Employer will pay the Employee's salary during periods of sickness or illness for up to six (6) weeks in any period of twelve (12) months (thereby discharging the Employer's liability to pay statutory sick pay) less any sickness or injury benefits received by the Employee from the DHSS or monies received under any health insurance schemes.

(iv) Should the Employee remain absent after the expiry of this period the Employer will review individual cases and may continue to pay a proportion of the salary for such period as it may determine.

(v) Absence due to maternity leave will not be subject to (iii) above and the statutory regulations will apply.

(vi) If the Employee is absent through sickness or injury as a result of action by a third party and a successful claim is made against the third party, the Employer reserves the right to claim from the Employee a sum representing the amount received as salary by the Employee during his or her absence.

(e) Permanent Health Insurance, Pension, Private Medical Insurance and Insurance Benefits.

(i) No pension scheme etc. is operated and no contracting out certificate is in force in respect of your employment. However, the Employer will contribute (Pounds)7,000 per annum in arrears to your private pension plan.

(ii) The Employer will provide private health insurance.

(f) Notice.

(i) Unless otherwise stated in writing the length of notice you are entitled to receive from or give to the Employer is not less than one (1) month's notice (four weeks) from either party.

(ii) In the case of gross misconduct the Employer reserves the right to instant dismissal.

(g) Confidentiality.

By acceptance of your employment with the Company you agree not at any time whether during your employment or at any time after its termination:

(i) To divulge or communicate any trade secrets of the Employer to any person; firm or company whatsoever, and

(ii) To divulge the names and addresses of any customers of the Employer, and

(iii) To take any steps which may prejudice or harm the business of the Employer and you agree to use your best endeavours to prevent the publication or disclosure of any information concerning matters of the Employer.

On termination of your employment you will procure that all papers, documents and other property which may be in your possession relating to the Employer, its business or affairs and any copies thereof shall be handed back to the Employer on demand.

(h) Disciplinary Rules and Grievance Procedure.

If you have any grievance relating to your employment then you should raise it direct with myself.

(i) Amendments.

These particulars may be changed by written notice to the Employee.

(j) The Employer will provide a car parking space.

Yours sincerely

/s/ BURTON J. MEYER

For and on behalf of Index FX Ltd.
Burton J. Meyer
Director

                        Acknowledgement by the Employee.
                        --------------------------------

I agree that the proceeding provisions, including those contained in the documents referred to therein (as varied from time to time) form the basis of my contract of employment.

Dated this 25th day of Oct. 1995.

/s/ BARRIE SWIFT

Barrie J. Swift
(Employee)

                                                                 [LOGO OF INDEX]

                                                                   INDEX FX LTD.
27th October 1995
                                                               37 Lombard Street
                                                                 London EC3V 9BQ
                                                        TELEPHONE: 0171 929 4029
                                                          DEALERS: 0171 929 4030
                                                        Facsimile: 0171 929 4031
Mr. Barrie J. Swift                                        Telex: 922664 Index G
27 East Priors Court                                        Reuters Dealing INFX
Northampton
NN3 8LB


Dear Barrie

Further to Mr. Burton Meyer's letter of 12th October 1995, and for the avoidance of doubt, I write to confirm that your contract will run for a minimum period of two years, from 13th November 1995, the date of the commencement of your employment with this company.

I hope that this clarifies the position.

Yours sincerely

/s/ CHARLES ROMILLY

Charles Romilly
Director

                     Chicago . New York . London . Zurich
     Index FX Ltd. Registered Office: 37 Lombard Street, London EC3V 9BQ.
                       Registered in England No.: 2876284